羿昇金融 AFS

MANAGER CONSULTING SERVICE AGREEMENT

No.: AFS/CM/USOTC/MCSA20100706

THIS SERVICE AGREEMENT is made and entered on this 6th day of July , 2010 BETWEEN **ACCESS FINANCE AND SECURITIES (NZ) LIMITED**, a financial institution duly incorporated under the laws of New Zealand and having its registered office at no. 412, Lake Road, Takapuna, Auckland 0744, New Zealand (hereinafter referred to as "the Advisor" or "AFS") of one part **AND** **GENUFOOD ENERGY ENZYMES CORP**, a US domestic corporation limited by shares duly incorporated under the laws of the State of Nevada, United States of America and having its US registered agent address at Incsmart.Biz, Inc of 4421 Edward Ave, Las Vegas, NV 89108, United States of America (hereinafter referred to as "the Issuer") of the other part.

RECITALS

WHEREAS, the Advisor is a financial institution providing offshore merchant banking services for companies intending to go public in the United States of America (hereinafter referred to as "the US") and services related to merger and acquisition, capital markets and placement of securities including stock and shares (collectively hereinafter referred to as "the Services");

WHEREAS, the Issuer is desirous and wishes to utilise the Services of AFS as its Advisor under the terms of this Agreement for going public in the US with a view to obtain listing on the US Over-the-Counter Bulletin Board (hereinafter referred to as "OTCBB" or "the Exchange") and AFS wishes to become the Issuer's Advisor for this purpose.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1. APPOINTMENT OF ADVISOR

   Upon execution of this Agreement by both parties, the Issuer hereby appoints AFS as its Advisor for the provision of guidance of the Issuer to go public in the US and to seek listing on the OTCBB (hereinafter referred to as "the Assignment").

2. SCOPE OF SERVICE IN RELATION TO THE ASSIGNMENT

The scope of service AFS would provide under this Agreement includes:

2.1. On behalf of the Issuer, to source, negotiate and nominate professionals, consultants and institutions like management consultants, certified public accountants (PCAOB Standards), investment banks, securities dealers, market makers, securities lawyers and securities transfer agents, etc., to be the members of a Team for the Assignment (hereinafter referred to as "the Team" or "the Team Members");

2.2. To provide consultation and advisory on matters related to the Assignment until the US Securities and Exchange Commission (hereinafter referred to as "the SEC") declares the Registration Statement effective and the Stock Symbol (Trading Symbol) from the US Financial Industry Regulatory Authority (hereinafter referred to as "FINRA") sought.

2.3. To prepare or make available a Business Plan for the Assignment the information of which is to facilitate the securities lawyers to prepare the Prospectus (hereinafter referred to as "the Form S-1" or "the Registration Statement") for filing with the SEC. For this purpose, there shall be only one Business Plan until the SEC declares the Registration Statement effective.

2.4. To closely liaison with the securities lawyers appointed by the Issuer for the Assignment in their preparation of the 211 Due Diligence and the market maker as the Sponsor for the listing of the Issuer's shares on the OTCBB until the SEC declares the Registration Statement effective and FINRA grant the Stock Symbol.

2.5. To closely liaison with the certified public accountants appointed by the Issuer for the Assignment in their services related to the financial audits, quarterly reporting reviews and the SEC and FINRA comment reviews until the SEC declares the Registration Statement effective and FINRA grant the Stock Symbol.

2.6. To closely liaison with the securities transfer agent appointed by the Issuer for the Assignment in the account set-up, shareholders information and statistics, confirmation and audit from time to time until the SEC declares the Registration Statement effective and FINRA grant the Stock Symbol. For this purpose, the Advisor is hereby authorised by the Issuer to give instruction to the securities transfer agent to issue share certificates to all shareholders the moment the SEC declares the Registration Statement effective. The Advisor is also hereby authorised by the Issuer to contact and give any instructions to the securities transfer agent to update and furnish information that may be required to accomplish the Assignment. The Issuer hereby agrees and undertakes that these authorisations will not be withdrawn under any circumstances.

2.7. From time to time, the Advisor shall cause to monitor, coordinate and manage the work flow of the Team Members and to issue Red Flag messages to the Team Members and the Issuer for responding to any outstanding questions put-forth by the SEC and/or FINRA until the SEC declares the Registration Statement effective.

2.8. To advise the Issuer in the determination and formulation of strategies for the Assignment until the SEC declares the Registration Statement effective and FINRA grant the Stock Symbol.

2.9. To guide and assist in the formation of GenuFood Energy Enzymes Corp as per guideline attached herein marked as Exhibit I – Services of the Securities Lawyers.

2.10. To manage the Assignment until the SEC declares the Registration Statement effective and FINRA grant the Stock Symbol.

3. REGISTRATION STATEMENT

There shall be only one Registration Statement or Form S-1 for the Assignment which includes any amendments so made thereto until the SEC declares the Registration Statement effective.

4. REMUNERATION FOR THE ADVISOR

4.1. In consideration of the services to be rendered or provided by AFS described under Clause 2 above and inclusive of those services mentioned under **Exhibit I – Services of the Securities Lawyer**, the Issuer agrees to pay the Advisor a sum of United States Dollar Five Hundred Thousand (US$500,000.00) as the Advisor's fee (hereinafter referred to as "the Remuneration').

4.2. The Issuer further agrees that the Remuneration will be paid by the Issuer to AFS by way of telegraphic transfers to such bank account(s) as determined and instructed by the Advisor to the Issuer. The Advisor shall forthwith notify the Issuer in writing one week before such payment is to be made, details of the bank account to which the remittance is to be received.

4.3. The Remuneration of US$500,000.00 shall be paid by the Issuer to AFS in the following agreed manner:

4.3.1.	A non-refundable initial down payment as per Exhibit II	- US$100,000.00.
4.3.2.	On signing of this Agreement, by shares of the Issuer at par value per share	- US$150,000.00.
4.3.3.	On or before 20th August, 2010	- US$100,000.00.
4.3.4.	On or before 20th September, 2010	- US$100,000.00.
4.3.5.	On or before 20th October, 2010	- US$ 50,000.00.
	TOTAL	- US$500,000.00

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4.4. In furtherance of Clause 4.3.2 above, the Advisor shall cause to notify the Issuer in writing one month as from the date of this Agreement the name(s) of the beneficiary(ies) for the shares to be allotted.

4.5. In the event the Advisor requests for additional shares instead of cash payment, the Issuer shall not unreasonably disapprove such request provided always that the additional shares so requested shall not exceed the value of US$200,000.00 and the price per share is at par value.

4.6. The Remuneration mentioned herein is exclusive of:

4.6.1. New Zealand GST or sales tax;

4.6.2. Securities Lawyers' disbursements such as telephone and fax charges, postage and courier charges, photocopying charges, filing fees, Form S-1 registration fee, amended Form S-1 filing fees, Form S-1 edarization fees, notarisation expenses, application for CUSIP Number, application for Employer Tax Number with the Inland Tax Department, the application for a Certificate of Existence with Status in Good Standing and the expenses and charges for the authentication of Corporate Charter and Bylaws by the Republic of China (Taiwan) Representative Office in the US, etc.;

4.6.3. US Government filing fee for further or additional Authorised Capital of GenuFood Energy Enzymes Corp which is incorporated with the basic minimum Authorised Capital of 75million shares as prescribed by NRS 87.760 of the State of Nevada;

4.6.4. The account set-up fee with the securities transfer agent and the cost of design and printing of share certificates;

4.6.5. The cost of printing of the Business Plan or the Form S-1 in hard copy. The completed Business Plan or Form S-1 will be electronically mailed to the Issuer in pdf format;

4.6.6. Full travelling expenses covering cost of air passage, local transportation, hotel accommodation and food for two persons if such travelling is requested by the Issuer. The Advisor shall not unreasonably disapprove such travel requests put-forth by the Issuer and the Advisor shall have the absolute discretion to decide who to travel;

4.6.7. The financial auditing fees, review on SEC and FINRA comment fees and quarterly reporting review fees which services performed by the certified public accountant of the Issuer;

4.6.8. The annual fee of the US local registered agent for service of process; and

4.6.9. Any other expenses, taxes and/or fees payable not mentioned under Clauses 4.1 and 4.6 above that may be incurred from time to time.

4.7. The Issuer shall cause to make such payments directly to the suppliers or service providers for the expenses and/or services so incurred from time to time mentioned under Clauses 4.6.1 to 4.6.9 above.

5. SPONSOR FOR THE LISTING ON OTCBB

There is no fee payable for the Sponsorship of the listing of the Issuer's shares on the OTCBB.

6. THE ISSUER'S RESPONSIBILITIES

The Issuer covenants and undertakes that at all times during the continuance in force of this Agreement, supply, furnish and provide the following information and/or documents in English language whether such information and/or documents officially demanded or requested by the Advisor or any member of the Team:

6.1. The Issuer's corporate and management information, write-ups of each and individual directors and key personnel, financial statements (audited and unaudited), bank borrowings and advances, raw materials supplies (domestic and imports) and contracts, manufacturing data and product standard cost sheet, sales (domestic and exports) and contracts, forward sales contracts, product specification and standards, awards, product research and development results and statements, technology cooperation agreements, financial and business forecasts, statistics, records, etc.;

6.2. The Issuer's board of directors' minutes and resolutions and the Issuer's shareholders' annual general meetings or extra ordinary general meetings' minutes and resolutions and in particular the board of directors' resolutions approving the Assignment and the appointment of AFS as its Advisor for the Assignment;

6.3. The Issuer's investment in financial products and/or companies;

6.4. Parent Company and/or Associated Companies of the Issuer. Providing or furnishing similar information and/or documents described under Clauses 6.1 and 6.2 above;

6.5. Subsidiary Companies of the Issuer. Providing or furnishing similar information and/or documents described under Clauses 6.1 and 6.2 above;

6.6. The Issuer further undertakes to supply, furnish and/or provide any other information and/or documents not mentioned herein (whether officially or unofficially demanded or requested) to the Advisor and/or any member of the Team with the view to complete the Assignment;

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6.7. The Issuer hereby permits and authorises the Advisor and its representatives and agents and any member of the Team to contact, speak and correspond with any member or employee of the Issuer, Parent Company or Associated Companies and Subsidiary Companies and its internal and external auditors, internal and external lawyers, treasurer and company secretary with the view to complete the Assignment;

6.8. The Issuer hereby consents or approves the structure of the Assignment proposed by the Advisor and any decision that needs to be made with the view to complete the Assignment (hereinafter referred to as "the Decisions") must be made "promptly" in any event such Decisions should be given 48 hours (2 days) from the day such question arose;

6.9. The Issuer shall cause to take all actions in the provision of information and/or documents, payments and the Decisions as soon as practical after demand or request made by the Advisor and/or any member of the Team. Where Decisions are required, Clause 6.8 above shall apply; and

6.10. The Issuer shall at its own expense cause to arrange for the Advisor to visit its office and factory premises including its Parent Company, Associated Companies and/or Subsidiary Companies and to permit and authorise the Advisor to take pictures or photographs thereto.

7. TIME TABLE

It is agreed by both parties that the initial time table for the Assignment shall be as follows:

7.1. As soon as practical after signing of this Agreement, the Advisor shall notify the Issuer the names of the Team Members and forthwith submit a proposal to the Issuer for the travel to visit each of the Team Members with the view to complete the appointment exercise.

7.2. As soon as practical after the return from the travel visits of the Team Members and appointments made, scheduling a Work Program shall commence including the determination and formulation of strategies for the Assignment.

7.3. Once the Work Program is determined, the Advisor shall cause to monitor the work flow and forthwith submit to all parties by electronic mail in pdf format the Monthly Master Time Table Performance Review Report.

8. INDEMNITY

The Issuer hereby agrees to indemnify and hold the Advisor harmless from any and all legal suits and actions (whether civil or criminal), proceedings at law or in equity, liabilities, claims (groundless or otherwise), costs, losses, damages, payments, deficiencies, judgments, settlements, penalties, fines, costs, and legal and other expenses, including legal or attorney's fees, arising from or related to the performance of the Advisor's duties or the services of the Advisor under this Agreement, specifically including any dispute, litigation, arbitration, or regulatory investigation or action in which the Advisor is named as a respondent, defendant, third party respondent or third party defendant, or any proceedings or matter where the Advisor is required to respond to a subpoena, summons, or any other order or court order or inquiry, whether through testimony, in writing, or by the production of documents or information, unless there has been a final and non-appealable adjudication by a court of competent jurisdiction that such claim, loss, damage, or cost was directly caused by the wilful misconduct or gross negligence of the Advisor, without any contributory negligence by the Issuer.

All payments by the Issuer to the Advisor pursuant to this indemnification clause shall be made as soon as practical after written demand by the Advisor therefore is presented to the Issuer in any event not later than fourteen (14) days after such demand whether demand is written and dispatch by post, courier, electronic mail or by facsimile transmission by the Advisor to the Issuer. The Issuer's obligation to make such payments shall not be affected by the pendency of any proceeding regarding the amount or validity of the Advisor's demand for indemnification, or by any proceeding alleging wilful misconduct or gross negligence by the Advisor, unless and until there has been a final and non-appealed adjudication that the Advisor is guilty of wilful misconduct or gross negligence.

9. ASSIGNMENT OF RIGHTS

This Agreement may not be assigned by either party without the express written consent of the other party.

10. PRE CONTRACT AND PUBLIC DISCLOSURE

Both parties hereby agree that the commitment letter dated 10th May, 2010 issued and signed by Origo Biochemical Inc and accepted by Lin Yi Lung, the managing director of AFS shall form part and parcel of this Agreement. This commitment letter is marked as **Exhibit II** attached herewith evidencing pre contract disclosure and available for public disclosure.

11. TERMINATION OF THIS AGREEMENT

This Agreement will be terminated if any one of the following events arose:

11.1. If there is an outbreak of war in the US, Taiwan and/or New Zealand where the Advisor or the Issuer resides or operates; OR

11.2. If there is a government intervention by the government of the country where the Advisor or the Issuer resides or operates; OR

11.3. If there is a withdrawal of any member of the Team and no remedy is made to ratify the situation by a replacement to be made within sixty (60) days from the date of notice of such termination from the withdrawing Team member; OR

11.4. If the either party enters into any creditors' meetings or insolvency or bankruptcy proceedings; OR

11.5. If the Issuer gives notice to the Advisor its intention to terminate this Agreement with supporting board of directors' resolutions approving the termination in any event such notice should be served upon the Advisor in writing and thirty (30) days in advance either by post, courier or by facsimile transmission or electronic mail PROVIDED ALWAYS that the original copy of the said notice must reached the Advisor; OR

11.6. If the Issuer commits a breach of this Agreement; OR

11.7. If the Advisor gives a written advance thirty (30) days notice to the Issuer its intention to terminate this Agreement by way post, courier or by facsimile transmission or electronic mail PROVIDED ALWAYS that the original copy of the said notice must reached the Issuer; OR

11.8. If the Assignment has been completed.

12. TERMINATION RULES

Both parties agree that where termination arose, both parties shall observe the following rules:

12.1. The Issuer shall cause to pay and settle any outstanding or unpaid invoices of the Advisor. The Issuer shall make such payments to the Advisor within fourteen (14) days from the date of the termination notice and to remit such amount to the Advisor in the manner described under Clause 4.3 above.

12.2. The Advisor upon receipt of such payments and the amount from the Issuer as described under Clause 12.1. above, the Advisor shall cause to return all documents belonging to the Issuer by post or courier or to be collected by the Issuer personally. Correspondence, records, reports, statements, memorandums and minutes etc., that touches the Assignment written and/or produced by the Advisor and those work-in-progress will not be given to the Issuer. It is the property of the Advisor.

12.3. After termination, both parties shall observe the rule of confidentiality and shall not photocopy, print, distribute and/or disclose (whether verbal or express) any materials of the Assignment that have used or resulted from the service of this Agreement.

13. MODIFICATION

No change, modification, addition or amendment to this Agreement shall be valid unless in writing and signed by both parties hereto.

14. ISSUER'S KNOWLEDGE AND RISK FACTOR

Both parties agree that this Agreement is negotiated at arm's length between persons sophisticated and knowledgeable in these types of matters relating to the Assignment. Therefore:

14.1. Each party shall engage its own legal counsel and consult such legal counsel before signing of this Agreement;

14.2. Each party also has the opportunity to seek advice from other professionals like accountants, bankers and securities dealers alike with the view to obtain knowledge and understanding of the Assignment before signing of this Agreement; and

14.3. In furtherance of Clauses 14.1 and 14.2 above, both parties agree and accept that each party is responsible for its own risk since entering into this Agreement carries an element of risk especially there is no promises or guaranty (whether verbally or express) made by the Advisor to the Issuer that the Assignment will be one hundred per cent (100%) successful, and therefore, interpretation of this Agreement by AFS is hereby waived.

15. VENUE AND GOVERNING LAW

The venue for all legal proceedings in connection with this Agreement shall be Auckland, New Zealand and in all aspects of this Agreement shall be governed by the laws of the New Zealand.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date listed above.

SIGNED BY THE MANAGER
ACCESS FINANCE AND SECURITIES (NZ) LIMITED

LIN YI LUNG
Managing Director

in the presence of:

CHEN I-JEN
Taiwan Passport No. 200617800

SIGNED BY THE ISSUER
GENUFOOD ENERGY ENZYMES CORP

CHEN YI CHOU
Director

in the presence of:

HSU CHEN WEN
Taiwan Passport No. 13221330

AFS/CONSULTING SERVICE AGREEMENT20100706